Press Release For immediate release
Invesco Ltd. Announces March 31, 2018
Assets Under Management

Invesco Relations Contact:    Brandon Burke    404-439-3468
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, April 10, 2018 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $934.2 billion, a decrease of 1.2% month over month. The decrease was driven by unfavorable market returns, lower money market AUM, net long-term outflows (excluding reinvested distributions), and non-management fee earning AUM outflows; partially offset by foreign exchange and reinvested distributions. FX increased AUM by $2.4 billion. Preliminary average total AUM for the quarter through March 31 were $951.3 billion, and preliminary average active AUM for the quarter through March 31 were $747.1 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

March 31, 2018(a)	$934.2	$420.6	$227.9	$59.7	$79.6(b)	$146.4
February 28, 2018	$945.4	$432.3	$226.0	$58.5	$83.3	$145.3
January 31, 2018	$972.6	$453.3	$227.7	$60.3	$83.0	$148.3
December 31, 2017	$937.6	$431.2	$225.8	$57.7	$78.7	$144.2
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

March 31, 2018(a)	$733.9	$292.3	$171.1	$59.7	$79.6(b)	$131.2
February 28, 2018	$742.0	$299.9	$169.7	$58.5	$83.3	$130.6
January 31, 2018	$763.1	$315.3	$170.5	$60.3	$83.0	$134.0
December 31, 2017	$738.6	$302.8	$168.5	$57.7	$78.7	$130.9
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

March 31, 2018(a)	$200.3	$128.3	$56.8	$—	$—(b)	$15.2
February 28, 2018	$203.4	$132.4	$56.3	$—	$—	$14.7
January 31, 2018	$209.5	$138.0	$57.2	$—	$—	$14.3
December 31, 2017	$199.0	$128.4	$57.3	$—	$—	$13.3

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $74.5 billion in institutional money market AUM.
(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.
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